EXHIBIT 99.1

US Ecology Announces Third Quarter 2020 Results; Reinstates Full Year Guidance

THIRD QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $238.1 million, up 42% including NRC
  Legacy US Ecology revenue declined 6%
  Base Business revenue decline of 15%; Event Business revenue growth of 8%, excluding NRC
  Field and Industrial Services revenue growth of 10%, excluding NRC
  Net income of $6.3 million, or $0.20 per diluted share
  Adjusted earnings per diluted share of $0.25
  Adjusted EBITDA of $45.4 million increased 10% and includes a $9.7 million contribution from NRC
  Strong quarterly adjusted free cash flow generation, up 8% to $16.8 million

2020 FULL YEAR BUSINESS OUTLOOK:

  Revenue expected to range from $911 million to $931 million
  Adjusted earnings per share expected to range from $0.36 to $0.50
  Adjusted EBITDA expected to range from $168 million to $175 million
  Adjusted free cash flow expected to range from $61million to $65 million

BOISE, Idaho, Nov. 05, 2020 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported third quarter 2020 total revenue of $238.1 million (including $80.9 million contribution from NRC) and net income of $6.3 million, or $0.20 per diluted share. Adjusted earnings per diluted share, as defined in Exhibit A of this release, was $0.25 per diluted share in the third quarter of 2020 and includes $0.14 per share of non-cash intangible asset amortization related to the NRC acquisition. This compares to adjusted earnings per diluted share of $0.75 in the third quarter of 2019. On November 1, 2019, US Ecology completed its acquisition of NRC Group Holdings Corp. (“NRC”) and third quarter 2020 results presented include a full three months of NRC operations.

“Despite headwinds related to the COVID-19 pandemic, the resilience of our overall business compounded by the capital preservation initiatives implemented earlier this year allowed us to generate strong year-over-year free cash flow growth,   strengthening our balance sheet during these unprecedented times,” commented Chairman and Chief Executive Officer, Jeff Feeler.

“Strong execution in small quantity generation, emergency response and total waste management services drove 10% growth in our legacy US Ecology Field and Industrial Services segment compared to the third quarter last year, driving 15% growth in EBITDA. Our legacy US Ecology Environmental Service segment revenue declined 12% during the quarter compared to the third quarter last year, reflecting a 15% decline in Base Business revenue, partially offset by 8% growth in Event Business revenue as project-based shipments remained strong throughout the quarter.   The legacy NRC business contributed $9.7 million of adjusted EBITDA in the third quarter. NRC’s domestic environmental services business saw strong growth both sequentially compared with the second quarter of 2020 and compared to the third quarter last year on increased COVID-19 decontamination, emergency response services and synergies which helped partially offset the challenges we continue to face in the energy exposed end markets. I am very proud of the entire US Ecology team as we work together across regions and service lines to move ahead with the integration process and position the business to perform in the face of these difficult times.”

Revenue for the Environmental Services1 (“ES”) segment was $112.4 million for the third quarter of 2020, down 8% from $122.2 million in the third quarter of 2019. NRC contributed $5.1 million to ES segment revenue in the third quarter of 2020. Excluding the NRC contribution, ES segment revenue decreased 12%, attributable to a 10% decline in treatment and disposal (“T&D”) revenue and a 24% decline in transportation revenue compared to the third quarter of 2019.

Revenue for the Field and Industrial Services2 (“FIS”) segment was $125.7 million for the third quarter of 2020, compared to $45.2 million in the third quarter of 2019. FIS segment revenue benefitted from a $75.8 million contribution from NRC in the third quarter of 2020. Excluding NRC, FIS segment revenue increased 10% in the third quarter of 2020 compared to the third quarter of 2019.

Gross profit for the third quarter of 2020 was $63.0 million, up 12% from $56.5 million in the same quarter last year. Gross profit for the ES segment was $39.3 million in the third quarter of 2020 and included a loss of $2.2 million from NRC’s energy disposal and services business. This compared to $49.4 million in the third quarter of 2019. T&D gross margin for the ES segment was 38% for the third quarter of 2020. Excluding NRC, T&D gross margin for the ES segment was 43% in the third quarter of 2020 compared to 47% in the third quarter of 2019 which included $2.6 million of business interruption insurance proceeds that related to previous quarters.

Gross profit for the FIS segment in the third quarter of 2020 was $23.7 million and included $15.8 million from NRC. Gross margin for the FIS segment improved to 19% in the third quarter of 2020 compared to 16% in the third quarter of 2019. Excluding NRC, FIS segment gross profit grew 11% to $7.9 million compared to $7.2 million in the third quarter of 2019, primarily reflecting higher revenue in the third quarter of 2020 compared to the third quarter last year.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2020 was $49.9 million and included $19.3 million of NRC SG&A and $1.6 million in business development and integration expenses. Excluding NRC and business development and integration expenses, SG&A expense was $29.0 million for the third quarter of 2020. This compares to $28.8 million in the third quarter of 2019 when excluding a $498,000 property insurance recovery and $4.0 million of business development expenses. The third quarter of 2020 saw lower incentive compensation costs partially offset by higher labor and benefits costs and higher insurance costs compared to the third quarter of 2019.

Net interest expense for the third quarter of 2020 was $8.0 million, up from $3.7 million in the third quarter of 2019. This increase was due to higher debt levels primarily resulting from the NRC acquisition, partially offset by lower interest rates in the third quarter of 2020 compared to the same quarter in 2019.

The Company’s consolidated effective income tax rate for the third quarter of 2020 was negative 29.9% compared to 33.0% in the third quarter of 2019. The decrease was primarily due to an income tax benefit upon the issuance of final regulations by the United States Treasury regarding taxation on foreign earnings, partially offset by higher state income taxes and higher income tax expense on foreign earnings in the third quarter of 2020.

Net income for the third quarter of 2020 was $6.3 million, or $0.20 per diluted share, compared to net income of $13.1 million, or $0.59 per diluted share, in the third quarter of 2019. Adjusted earnings per diluted share was $0.25 in the third quarter of 2020 and reflects the dilutive effect of the additional shares issued in conjunction with the NRC acquisition on November 1, 2019 and includes approximately $0.14 per diluted share ($4.5 million, after tax) for non-cash intangible asset amortization related to the NRC acquisition. This compares to adjusted earnings per share of $0.75 in the third quarter of 2019.

Cash earnings per diluted share was $0.46 for the third quarter of 2020 compared to $0.84 for the third quarter of 2019.

Adjusted EBITDA for the third quarter of 2020 increased 10% to $45.4 million compared to $41.5 million in the same quarter last year. Excluding the $9.7 million of adjusted EBITDA contributed by NRC in the third quarter of 2020, legacy US Ecology’s third quarter adjusted EBITDA declined 14% to $35.7 million compared to $41.5 million in the same quarter last year. The third quarter of 2019 included $2.6 million of business interruption insurance proceeds related to previous quarter business activity.

Adjusted free cash flow was $16.8 million in the third quarter of 2020 up 8% from $15.7 million in the third quarter of 2019.

Definitions and reconciliations of net income to adjusted EBITDA, earnings per diluted share to adjusted earnings per diluted share, earnings per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

YEAR-TO-DATE RESULTS

Total revenue for first nine months of 2020 grew 53% to $692.8 million compared to $454.2 million in first nine months of 2019. Revenue for first nine months of 2020 includes $238.0 million from NRC.

ES segment revenue was $349.6 million for first nine months of 2020 compared with $327.4 million in first nine months of 2019. The increase in ES segment revenue includes $29.3 million of revenue from NRC operations for the first nine months of 2020. Excluding NRC operations, ES revenues decreased 2% in the first nine months of 2020 compared to the same period last year.

FIS segment revenue was $343.2 million in first nine months of 2020, up from $126.9 million in first nine months of 2019. The increase in FIS segment revenue includes $208.7 million from NRC. Excluding NRC, FIS segment revenue increased 6% in the first nine months of 2020 compared to first nine months of 2019 driven by higher revenues in our small quantity generation, remediation, and emergency response business lines.

Net loss was $297.0 million, or $9.54 per diluted share, in the first nine months of 2020 compared to net income of $36.6 million, or $1.65 per diluted share, in the first nine months of 2019. The Company recognized a $300.3 million goodwill impairment charge related to its energy waste disposal and international business units in the first quarter of 2020. Adjusted earnings per diluted share for first nine months of 2020 was $0.29 compared to $1.64 for first nine months of 2019. Adjusted earnings per diluted share for first nine months of 2020 includes approximately $0.44 per diluted share ($13.6 million, after tax) of non-cash intangible asset amortization related to the NRC acquisition. Adjusted EBITDA was $127.4 million in the first nine months of 2020, up from $103.1 million in the first nine months of 2019.

Cash earnings per diluted share was $0.93 for the first nine months of 2020 compared to $1.91 for the first nine months of 2019.

Adjusted free cash flow was $51.5 million for the first nine months of 2020, up 50% from $34.2 million in the first nine months of 2019.

Definitions and reconciliations of net income to adjusted EBITDA, earnings per diluted share to adjusted earnings per diluted share, earnings per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

2020 BUSINESS OUTLOOK

Despite ongoing uncertainty and COVID-19 impacted business headwinds, we are re-establishing guidance for the full year of 2020 after withdrawing guidance back on March 31, 2020.

Our current outlook is predicated on continued business recovery and assumes that there are no additional major COVID-19 shut downs similar to what we experienced in the second quarter of 2020 and no economic unrest stemming from the U.S. elections. Based on current conditions, we expect that 2020 full-year revenue will range from $911 million to $931 million. Adjusted earnings per share for the full year is expected to range between $0.36 per share to $0.50 per share and adjusted EBITDA for the full year is estimated to range between $168 million to $175 million. This outlook range translates into adjusted EBITDA of $41 million to $48 million for the fourth quarter of 2020 with the variability in the range primarily predicated on the level of Base Business recovery and Event Business shipment schedules. We anticipate strong adjusted free cash flow generation of $61 million to $65 million in 2020 which represents growth of 29% to 37% over 2019 adjusted free cash flow.

“Business conditions have improved from the second quarter led by our service-based business which we believe are the first indications of an industrial recovery”, commented Feeler. “This is further supported by strong industrial production metrics being reported throughout the third quarter of 2020 and continuing in the fourth quarter which we expect will translate into increased Base Business volumes as production waste moves for disposal. Our Event Business pipeline and shipment schedules continue to be strong, despite experiencing several projects shift from 2020 into 2021 as we enter the final quarter of the year. Collectively, we believe we are back on the path to recovery, setting us up for a better 2021.”

The following table reconciles our projected net income to our projected adjusted EBITDA guidance range:

	For the Year Ending December 31, 2020
(in thousands)	Low	High

Projected Net Income	$(294,641)	$(290,079)
Income tax expense	1,575	3,624
Interest expense	32,494	32,492
Interest income	(527)	(527)
Foreign currency loss	155	155
Other income	(467)	(467)
Goodwill impairment charges	300,300	300,300
Depreciation and amortization of plant and equipment	73,028	73,419
Amortization of intangible assets	37,253	37,253
Accretion and non-cash adjustments of closure & post-closure obligations	4,879	4,879
Business Development & Integration Expense	7,507	7,507
Stock-based compensation	6,444	6,444
Projected Adjusted EBITDA	$168,000	$175,000

The following table reconciles our projected loss per diluted share to our projected adjusted earnings per diluted share and to our projected cash earnings per diluted share:

	For the Year Ending December 31, 2020
	Low	High

Projected loss per diluted share	$(9.41)	$(9.27)

Adjustments:
Plus: Goodwill and intangible asset impairment charges	$9.59	$9.59
Plus: Business development and integration expenses	$0.17	$0.17
Foreign currency loss	0.01	0.01

Projected adjusted earnings per diluted share	$0.36	$0.50

Plus: projected amortization of Intangible assets	0.86	0.86

Projected cash earnings per diluted share	$1.22	$1.36

Shares used in earnings per diluted share calculation	31,300	31,300

The following table reconciles our projected net cash provided by operating activities to projected adjusted free cash flow:

	Year Ended December 31, 2020
(in thousands)	Low End of Guidance	High End of Guidance
Projected net cash provided by operating activities	$106,578	$106,578
Less: Purchases of property and equipment	(64,000)	(60,000)
Plus: Business development and integration expenses, net of tax	5,443	5,443
Plus: Purchases of property and equipment for the Idaho facility rebuild	5,204	5,204
Plus: Payment of deferred/contingent purchase consideration	6,696	6,696
Plus: Proceeds from sale of property and equipment	1,079	1,079

Projected Adjusted Free Cash Flow	$61,000	$65,000

Our adjusted EBITDA and earnings per share guidance excludes goodwill impairment charges, business development expenses and foreign currency translation gains or losses.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, November 6, 2020 at 11:00 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 13, 2020 by calling 877-344-7529 or 412-317-0088 and using the passcode 10149209. The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the integration of NRC’s operations, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in NRC’s classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on third-party contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Environmental Services	$112,427	$122,212	$349,582	$327,389
Field & Industrial Services	125,715	45,190	343,198	126,852

Total	238,142	167,402	692,780	454,241

Gross profit
Environmental Services	39,300	49,363	123,612	123,999
Field & Industrial Services	23,743	7,177	54,364	17,365
Total	63,043	56,540	177,976	141,364

Selling, general & administrative expenses
Environmental Services	11,071	8,333	38,812	11,748
Field & Industrial Services	15,575	3,756	43,374	10,880
Corporate	23,244	21,240	67,249	55,055
Total	49,890	33,329	149,435	77,683

Goodwill impairment charges
Environmental Services	-	-	283,600	-
Field & Industrial Services	-	-	16,700	-
Operating income (loss)	13,153	23,211	(271,759)	63,681

Other income (expense):
Interest income	9	158	251	567
Interest expense	(7,964)	(3,891)	(25,127)	(11,509)
Foreign currency loss	(421)	(90)	(155)	(613)
Other	86	110	382	342
Total other expense	(8,290)	(3,713)	(24,649)	(11,213)

Income (loss) before income taxes	4,863	19,498	(296,408)	52,468
Income tax (benefit) expense	(1,456)	6,428	542	15,864
Net income (loss)	$6,319	$13,070	$(296,950)	$36,604

Earnings (loss) per share:
Basic	$0.20	$0.59	$(9.54)	$1.66
Diluted	$0.20	$0.59	$(9.54)	$1.65

Shares used in earnings (loss)
per share calculation:
Basic	31,069	22,013	31,142	22,002
Diluted	31,324	22,231	31,142	22,212

Dividends paid per share	$-	$0.18	$0.18	$0.54

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets

Current Assets:
Cash and cash equivalents	$102,038	$41,281
Receivables, net	227,602	255,310
Prepaid expenses and other current assets	30,739	25,136
Income tax receivable	17,476	11,244
Total current assets	377,855	332,971

Property and equipment, net	475,038	478,768
Operating lease assets	50,977	57,396
Restricted cash and investments	5,451	5,069
Intangible assets, net	547,385	574,902
Goodwill	471,523	766,980
Other assets	18,066	15,158
Total assets	$1,946,295	$2,231,244

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$39,966	$46,906
Deferred revenue	17,545	14,788
Accrued liabilities	49,047	65,869
Accrued salaries and benefits	26,463	29,653
Income tax payable	1,015	726
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	4,019	2,152
Current portion of operating lease liabilities	17,175	17,317
Total current liabilities	158,589	180,770

Long-term debt	823,323	765,842
Long-term closure and post-closure obligations	84,797	84,231
Long-term operating lease liabilities	34,181	39,954
Other long-term liabilities	36,482	20,722
Deferred income taxes, net	125,134	128,345
Total liabilities	1,262,506	1,219,864

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	819,344	816,345
Retained (deficit) earnings	(96,044)	206,574
Treasury stock	(16,291)	-
Accumulated other comprehensive loss	(23,535)	(11,854)
Total stockholders’ equity	683,789	1,011,380
Total liabilities and stockholders’ equity	$1,946,295	$2,231,244

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Nine Months Ended September 30,
	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(296,950)	$36,604
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	54,831	26,656
Amortization of intangible assets	27,812	8,600
Accretion of closure and post-closure obligations	3,812	3,397
Property and equipment impairment charges	-	25
Goodwill impairment charges	300,300	-
Unrealized foreign currency loss (gain)	87	(361)
Deferred income taxes	79	3,873
Share-based compensation expense	4,861	3,713
Share-based payment of business development and integration expenses	1,142	-
Unrecognized tax benefits	(8)	(238)
Net loss on disposition of assets	1,817	665
Gain on insurance proceeds from damaged property and equipment	-	(9,651)
Change in fair value of contingent consideration	(3,207)	-
Amortization of debt discount	121	-
Amortization of debt issuance costs	1,640	613
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	25,297	(9,449)
Income tax receivable	(6,250)	2,292
Other assets	(8,345)	(7,206)
Accounts payable and accrued liabilities	(19,177)	1,873
Deferred revenue	930	1,770
Accrued salaries and benefits	(4,494)	2,665
Income tax payable	287	(425)
Closure and post-closure obligations	(1,341)	(1,414)
Net cash provided by operating activities	83,244	64,002

Cash Flows From Investing Activities:
Purchases of property and equipment	(45,124)	(38,443)
Business acquisitions, net of cash acquired	(3,309)	(17,851)
Minority interest investment	-	(7,870)
Proceeds from sale of property and equipment	1,079	549
Purchases of restricted investments	(1,113)	(798)
Proceeds from sale of restricted investments	970	751
Insurance proceeds from damaged property and equipment	1,131	10,000
Net cash used in investing activities	(46,366)	(53,662)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90,000	20,000
Payments on long-term debt	(33,375)	(30,000)
Proceeds from short-term borrowings	72,353	52,553
Payments on short-term borrowings	(72,353)	(51,018)
Repurchases of common stock	(18,332)	-
Dividends paid	(5,667)	(11,915)
Deferred financing costs paid	(1,144)	-
Payment of contingent consideration liabilities	(2,085)	-
Payment of equipment financing obligations	(4,827)	(619)
Other	28	(852)
Net cash provided by (used in) financing activities	24,598	(21,851)

Effect of foreign exchange rate changes on cash	(480)	673
Increase (decrease) in cash and cash equivalents and restricted cash	60,996	(10,838)
Cash and cash equivalents and restricted cash at beginning of period	42,140	32,753

Cash and cash equivalents and restricted cash at end of period	$103,136	$21,915

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted earnings (loss) per diluted share does not reflect property insurance recoveries;
  Adjusted free cash flow does not reflect business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted free cash flow does not reflect capital expenditures associated with the rebuild of our Grand View, Idaho facility which are expected to be recovered through insurance proceeds;
  Adjusted free cash flow does not reflect payments of deferred/contingent purchase consideration.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, property insurance recoveries, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income (loss)	$6,319	$13,070	$(296,950)	$36,604
Income tax (benefit) expense	(1,456)	6,428	542	15,864
Interest expense	7,964	3,891	25,127	11,509
Interest income	(9)	(158)	(251)	(567)
Foreign currency loss	421	90	155	613
Other income	(86)	(110)	(382)	(342)
Property and equipment impairment charges	-	-	-	25
Goodwill impairment charges	-	-	300,300	-
Depreciation and amortization of plant and equipment	18,435	9,402	54,831	26,656
Amortization of intangible assets	9,178	2,926	27,812	8,600
Share-based compensation	1,773	1,246	4,861	3,713
Accretion and non-cash adjustments of closure & post-closure obligations	1,279	1,139	3,812	3,397
Property insurance recoveries	-	(498)	-	(9,651)
Business development and integration expenses	1,627	4,025	7,507	6,696
Adjusted EBITDA	$45,445	$41,451	$127,364	$103,117

Adjusted Earnings (Loss) Per Diluted Share

The Company defines adjusted earnings (loss) per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of property insurance recoveries, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings (loss) per diluted share calculation are related to the Company’s assessment of goodwill associated with its Energy Waste Disposal Services and international businesses in the third quarter of 2020. Property and equipment impairment charges excluded from the earnings per diluted share calculation are related to the Company’s write-off of the net book value of damaged or destroyed property and equipment as a result of the accident at our Grand View, Idaho facility in November of 2018 while property insurance recoveries relate to payments received for the insured value of the damaged or destroyed property and equipment as a result of the accident. Business development and integration costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the earnings (loss) per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, the property and equipment impairment charges and property insurance recoveries related to the accident at our Grand View, Idaho facility, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net income (loss) and earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share and cash earnings per diluted share for the three and nine months ended September 30, 2020 and 2019:

(in thousands, except per share data)	Three Months Ended September 30,
	2020				2019
	Income before income taxes	Income tax benefit (expense)	Net income	per share	Income before income taxes	Income tax benefit (expense)	Net income	per share
As Reported	$4,863	$1,456	$6,319	$0.20	$19,498	$(6,428)	$13,070	$0.59

Adjustments:
Plus: Business development and integration expenses	1,627	(447)	1,180	0.04	4,025	(193)	3,832	0.17
Less: Property insurance recoveries	-	-	-	-	(498)	164	(334)	(0.01)
Foreign currency loss	421	(116)	305	0.01	90	(30)	60	-

As Adjusted	$6,911	$893	$7,804	$0.25	$23,115	$(6,487)	$16,628	$0.75

Plus: Amortization of intangible assets	$9,178	$(2,529)	6,649	0.21	$2,926	$(965)	1,961	0.09

Cash earnings per diluted share	$16,089	$(1,636)	$14,453	$0.46	$26,041	$(7,452)	$18,589	$0.84

Shares used in earnings per diluted share calculation			31,324				22,231

(in thousands, except per share data)	Nine Months Ended September 30,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	Income before income taxes	Income tax benefit (expense)	Net income	per share
As Reported	$(296,408)	$(542)	$(296,950)	$(9.54)	$52,468	$(15,864)	$36,604	$1.65

Adjustments:
Plus: Goodwill and intangible asset impairment charges	300,300	-	300,300	9.64	-	-	-	-
Plus: Business development and integration expenses	7,507	(2,064)	5,443	0.18	6,696	(615)	6,081	0.27
Plus: Property and equipment impairment charges	-	-	-	-	25	-	25	-
Less: Property insurance recoveries	-	-	-	-	(9,651)	2,918	(6,733)	(0.30)
Foreign currency loss	155	(43)	112	0.01	613	(185)	428	0.02

As Adjusted	$11,554	$(2,649)	$8,905	$0.29	$50,151	$(13,746)	$36,405	$1.64

Plus: Amortization of intangible assets	$27,812	$(7,716)	20,096	0.64	$8,600	$(2,600)	6,000	0.27

Cash earnings per diluted share	$39,366	$(10,365)	$29,001	$0.93	$58,751	$(16,346)	$42,405	$1.91

Shares used in (loss) earnings per diluted share calculation			31,142				22,212

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$23,718	$25,128	$83,244	$64,002
Less: Purchases of property and equipment	(9,167)	(13,786)	(45,124)	(38,443)
Plus: Business development and integration expenses, net of tax	1,180	3,832	5,443	6,081
Plus: Purchases of property and equipment for the Idaho facility rebuild	825	447	2,815	2,043
Plus: Payment of deferred/contingent purchase consideration	-	-	4,000	-
Plus: Proceeds from sale of property and equipment	291	37	1,079	549

Adjusted Free Cash Flow	$16,847	$15,658	$51,457	$34,232

1Environmental Services (“ES”) - This segment includes the NRC energy waste disposal services business (formerly known as Sprint Energy) as well as US Ecology’s legacy treatment and disposal facilities. Our ES segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous waste at Company-owned or operated landfill, wastewater and other treatment facilities.

2Field & Industrial Services (“FIS”) - This segment includes the remainder of the NRC business, excluding the energy waste disposal services as described above, as well as the legacy US Ecology field and industrial services business. Our FIS segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities as well as emergency response and spill cleanup services, standby services, on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation and other services to commercial and industrial facilities and government entities.

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com    www.usecology.com